Nautilus Minerals Inc.
(an exploration stage company)

Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2015 and
September 30, 2014
(Expressed in US Dollars)
(Unaudited)

Nautilus Minerals Inc.
Consolidated Statements of Financial Position
(expressed in US Dollars)
(Unaudited)

	September 30,	December 31,
	2015	2014
	$	$
ASSETS

Current assets
Cash and cash equivalents (Note 4)	68,856,243	118,770,134
Prepaid expenses and advances	1,409,425	766,226
	70,265,668	119,536,360
Non-current assets
Restricted cash (Note 7)	502,507	595,952
Prepaid expenses and advances (Note 8)	8,500,000	-
Property, plant and equipment (Note 9)	192,777,847	177,699,461
Exploration and evaluation assets (Note 10)	45,649,929	41,735,818
	247,430,283	220,031,231

TOTAL ASSETS	317,695,951	339,567,591

LIABILITIES AND EQUITY

Current liabilities
Accounts payable and accrued liabilities (Note 5)	12,823,984	7,414,236
Project partner contribution (Note 6)	15,858,286	10,733,912
Provision for employee entitlements	836,458	743,035
	29,518,728	18,891,183
Non-current liabilities
Accounts payable and accrued liabilities (Note 5)	759,141	4,570,655
Project partner contribution (Note 6)	50,034,756	60,172,942
Provision for employee entitlements	529,236	402,480
	51,323,133	65,146,077

TOTAL LIABILITIES	80,841,861	84,037,260

Equity (Note 11)
Share Capital	514,161,841	514,149,818
Contributed Surplus	50,086,324	48,896,679
Deficit	(327,394,075)	(307,516,166)
Total Equity	236,854,090	255,530,331
TOTAL LIABILITIES AND EQUITY	317,695,951	339,567,591

Approved by the Board of Directors

Signed: “Russell Debney”	Signed: “Cynthia Thomas”
Russell Debney	Cynthia Thomas

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Nautilus Minerals Inc.
Consolidated Statements of Loss and Comprehensive Loss
For the three and nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
	$	$	$	$
Operating expenses

Exploration (Note 12)	3,902,764	781,407	7,740,033	1,814,410
General and administration (Note 13)	2,726,111	2,806,530	9,128,704	8,010,648
Corporate social responsibility	690,186	305,113	1,186,877	593,599
Technology	86,675	28,055	303,528	192,078
Development	443,689	639,611	1,055,599	1,464,989
Foreign exchange (gains)/losses	546,706	154,076	833,500	(6,994)
Operating loss	8,396,131	4,714,792	20,248,241	12,068,730

Interest income	(62,206)	(49,189)	(150,602)	(137,599)
Rent and other income	(41,665)	(57,884)	(219,730)	(175,786)
Loss and comprehensive loss for the period	8,292,260	4,607,719	19,877,909	11,755,345

Weighted average number of shares outstanding, basic and diluted	445,702,865	442,109,930	445,455,246	441,239,568

Loss per share Basic and diluted	0.02	0.01	0.05	0.03

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Nautilus Minerals Inc.
Consolidated statements of Cash flows
For the nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

	Nine Months	Nine months
	ended September 30,	ended September 30,
	2015	2014
	$	$
Operating activities
Loss for the period	(19,877,909)	(11,755,345)
Adjustments for:
Depreciation and amortization	726,020	913,101
Unrealized foreign exchange losses	991,683	713
Share-based payments	1,194,305	536,009

Changes in non-cash working capital
Prepaid expenses and advances	(643,198)	(203,228)
Accounts payable and accrued liabilities	995,046	(775,834)
Net cash used in operating activities	(16,614,053)	(11,284,584)

Investing activities
Restricted cash	93,445	7,327
Charterers guarantee	(10,000,000)	-
Purchase of plant and equipment	(17,780,440)	(5,029,013)
Exploration and evaluation assets	(4,628,523)	(2,099,896)
Recovery of exploration and evaluation assets	-	7,000,000
Net cash used in investing activities	(32,315,518)	(121,582)

Financing activities
Issuance of shares for cash - net of issue costs	7,363	15,857
Net cash used in financing activities	7,363	15,857

Effect of exchange rate changes on cash and cash	(991,683)	(713)
equivalents

Decrease in cash and cash equivalents	(49,913,891)	(11,391,022)

Cash and cash equivalents - Beginning of period	118,770,134	40,617,963
Cash and cash equivalents - End of period (Note 4)	68,856,243	29,226,941

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Nautilus Minerals Inc.
Consolidated Statements of changes in equity
For the nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

	Share capital		Contributed	Deficit	Total
	Number of	Amount	Surplus
	shares
		$	$	$	$
Balance January 1, 2015	445,302,865	514,149,818	48,896,679	(307,516,166)	255,530,331

Exercise of Loan shares	-	7,363	-	-	7,363

Share-based payments		-	1,194,305		1,194,305

Transfer of value on exercise of Loan shares	-	4,660	(4,660)	-	-

Issue of shares in Share Loan Plan	400,000	-	-	-	-

Loss for the period	-	-	-	(19,877,909)	(19,877,909)

Balance September 30, 2015	445,702,865	514,161,841	50,086,324	(327,394,075)	236,854,090

Balance January 1, 2014	440,772,865	514,123,985	47,647,463	(293,765,926)	268,005,522

Exercise of share options	80,000	15,856			15,856

Share-based payments	-	-	536,010	-	536,010

Transfer of value on exercise of share options		9,977	(9,977)		-

Issue of shares in Share Loan Plan	4,450,000	-	-	-	-

Loss for the period	-	-	-	(11,755,345)	(11,755,345)

Balance September 30, 2014	445,302,865	514,149,818	48,173,496	(305,521,271)	256,802,043

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Nautilus Minerals Inc.
Notes to Condensed Iterim Consolidated Financial Statements
For the three and nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

1	Corporate Information

Nature of Operations

Nautilus Minerals Inc. (the “Company”, “Nautilus” or “NMI”) is a company whose common shares are listed on the Toronto Stock Exchange and quoted on OTCQX International.

Nautilus is engaged in the exploration and development of the ocean floor for copper and gold rich seafloor massive sulphide deposits and for manganese, nickel, copper and cobalt nodule deposits. To date the Company has not earned any revenues from operations and is considered to be in the exploration stage. The exploration activity involves the search for deepwater copper and gold rich seafloor massive sulphides in the western Pacific Ocean and nodule deposits in the eastern Pacific Ocean. The Company’s main focus is to create shareholder value by demonstrating the effective operation of its seafloor production system and establishing a pipeline of development projects to maximize the value of mineral licenses and exploration applications that Nautilus holds in various locations in the Pacific Ocean. The Company's principal project is the Solwara 1 Project in Papua New Guinea (PNG) in the Bismarck Sea. The proposed principal operations of the Company subject to permitting will be the extraction of copper, zinc, gold and silver deposits where there are economically viable discoveries.

The Company’s consolidated financial statements are presented in US Dollars.

Nautilus is a company incorporated in British Columbia, Canada. The registered office, head office and principal offices of the Company are located at:

Registered Office (Vancouver, Canada)	Head Office (Vancouver, Canada)
Nautilus Minerals Inc.	Nautilus Minerals Inc.
Floor 10	Suite 1400
595 Howe St	400 Burrard Street
Vancouver, BC, V6C 2T5	Vancouver, BC, V6C 3A6
Canada	Canada

Corporate Office (Toronto, Canada)	Operations (Brisbane, Australia)
Nautilus Minerals Inc.	Nautilus Minerals Inc.
Suite 1702, 141 Adelaide Street West	Level 7, 303 Coronation Drive
Toronto, Ontario M5H 3L5	Milton Queensland, Australia 4064
Canada

Nautilus Minerals Inc.
Notes to Condensed Iterim Consolidated Financial Statements
For the three and nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

2	State of PNG’s participation in Solwara 1 Project and Liquidity Risk

State of PNG Participation in Solwara 1 Project

On April 24, 2014, the Company announced that it and the Independent State of Papua New Guinea (“State”) had signed the PNG Equity Agreement, enabling the Solwara 1 Project to move forward toward production with the full support of the State.

Under the PNG Equity Agreement, the State has taken an initial 15% interest in the Solwara 1 Project, with an option to take up to a further 15% interest within 12 months of completion under the Agreement. On April 24, 2014, the date the PNG Equity Agreement was executed, the State paid Nautilus a non-refundable deposit for its initial 15% interest of $7.0 million.

On December 11, 2014, completion occurred in accordance with the PNG Equity Agreement such that the sum of $113.0 million was released from escrow to Nautilus and the unincorporated joint venture between Nautilus and the State’s Nominee (Eda Kopa (Solwara) Limited) in respect of the Solwara 1 Project was formed (the “Solwara 1 JV”). The Solwara 1 JV is governed by the Joint Venture Agreement among the parties to the PNG Equity Agreement.

On June 11, 2015 the Company announced that it has agreed to extend by six months the exercise date of the options granted to the State Nominee under the PNG Equity Agreement to increase its stake by up to a further 15%.

Liquidity Risk

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business.

The Company has no source of revenue and has significant cash requirements to be able to meet its administrative overhead and maintain its property interests. In order to be able to complete the ongoing sub-sea equipment construction contracts and advance the development of its mineral property interests, the Company will need to raise additional funding. Until that time, certain discretionary expenditures may be deferred and measures to reduce operating costs may be taken in order to preserve working capital.

3	Basis of preparation

These condensed interim consolidated financial statements should be read in conjunction with our audited consolidated annual financial statements for the year ended December 31, 2014.

These condensed interim consolidated financial statements have been prepared in accordance with IAS 34 - Interim Financial Reporting ("IAS 34") as issued by the International Accounting Standards Board ("IASB"). The comparative information has also been prepared on this basis.

The accounting policies applied in these condensed interim consolidated financial statements are consistent with those disclosed in our audited consolidated financial statements for the year ended December 31, 2014.

The condensed interim consolidated financial statements were approved on November 9, 2015 by the Board of Directors.

Nautilus Minerals Inc.
Notes to Condensed Iterim Consolidated Financial Statements
For the three and nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

4	Cash and cash equivalents

	September 30,	December 31,
	2015	2014
	$	$
Cash	7,920,583	70,901,963
Term Deposits	60,935,660	47,868,171

	68,856,243	118,770,134

5	Accounts payable and accrued liabilities

	September 30,	December 31,
	2015	2014
	$	$
Current
Accounts Payable	682,992	963,995
Accrued Liabilities	3,290,305	2,323,975
Retention Payable	8,850,687	4,126,266

	12,823,984	7,414,236

	September 30,	December 31,
	2015	2014
	$	$

Non Current
Retention Payable	759,141	4,570,655

	759,141	4,570,655

The current and non-current Retention Payable represents the contractual retention from payments to Soil Machine Dynamics to be paid on completion of the contract for the construction of the Seafloor Production Tools. The amounts considered non-current are not due within the next 12 months.

6	Project Partner Contribution

In accordance with the PNG Equity Agreement between the Company and the State dated April 24, 2014, the Company received cash proceeds of $120,000,000 from the State Nominee by way of a $7,000,000 non-refundable deposit received on signing the PNG Equity Agreement and $113,000,000 released from escrow on December 11, 2014 in relation to the completion of the Agreement and the formation of the joint venture with the State Nominee. The project partner contribution liability is the unearned portion of the purchase price of the State’s initial 15% interest. As at September 30, 2015 this totalled $65,893,042 with $15,858,286 recorded as a current liability, being 15% of the approved project budget for the next 12 months, with the balance of $50,034,756 recorded as non-current.

Nautilus Minerals Inc.
Notes to Condensed Iterim Consolidated Financial Statements
For the three and nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

7	Restricted cash

$502,507 (December 31, 2014 - $595,952) has been provided as security for property leases and exploration tenements held in Papua New Guinea and Fiji.

8	Joint Arrangements

On December 11, 2014, the Company announced that completion had occurred under the PNG Equity Agreement and the unincorporated joint venture between Nautilus and the State Nominee in respect of the Solwara 1 Project was formed. The table below presents the carrying values of the related assets as at September 30, 2015.

		Nautilus	State Nominee
	100%	85%	15%

Prepaid Charterers Guarantee	10,000,000	8,500,000	1,500,000
Assets Under Construction	225,294,615	191,500,423	33,794,192
Exploration and evaluation assets	37,995,006	32,295,755	5,699,251

	273,289,621	232,296,178	40,993,443

As at September 30, 2015 Nautilus Minerals Inc recognised its share of the joint venture assets as follows:

	September 30,	December 31,
	2015	2014
	$	$
Prepaid Charterers Guarantee	8,500,000	-
Assets Under Construction	191,500,423	176,082,878
Exploration and evaluation assets	32,295,755	28,381,647

	232,296,178	204,464,525

Nautilus Minerals Inc.
Notes to Condensed Iterim Consolidated Financial Statements
For the three and nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

9	Property, plant and equipment

	Period ended September 30, 2015

	Opening	Additions	Disposals	Closing Cost	Accum	Closing
	Cost			Balance	Dep’n	Carrying
	Balance					Value
	$	$	$	$	$	$
Leasehold improvements	2,829,694	-	(2,739,964)	89,730	(89,257)	473
Plant and equipment	785,935	85,642	-	871,577	(631,501)	240,076
Office equipment	3,220,918	212,773	(104,501)	3,329,190	(2,878,995)	450,195
Motor vehicles	165,562	88,448	-	254,010	(134,299)	119,711
Land	466,969	-	-	466,969	-	466,969
Subsea equipment under construction	176,082,878	15,417,545	-	191,500,423	-	191,500,423
Total property, Plant and Equipment	183,551,956	15,804,408	(2,844,465)	196,511,899	(3,734,052)	192,777,847

	Year ended December 31, 2014

	Opening	Additions	Disposals	Closing Cost	Accum	Closing
	Cost			Balance	Dep’n	Carrying
	Balance					Value
	$	$	$	$	$	$

Leasehold improvements	2,828,884	810	-	2,829,694	(2,315,383)	514,311
Plant and equipment	778,781	7,154	-	785,935	(582,675)	203,260
Office equipment	3,205,369	15,549	-	3,220,918	(2,842,122)	378,796
Motor vehicles	165,562	-	-	165,562	(112,315)	53,247
Land	466,969	-	-	466,969	-	466,969
Subsea equipment under construction	195,745,530	11,150,223	(30,812,875)	176,082,878	-	176,082,878
Total property, plant & equipment	203,191,095	11,173,736	(30,812,875)	183,551,956	(5,852,495)	177,699,461

The disposal amount of $30,812,875 for the year ended December 31, 2014 for the subsea equipment under construction represents the recovery, under the terms of the PNG Equity Agreement, of 15% of the costs, as defined, previously capitalised to the equipment that are attributable to the State Nominee.

Nautilus Minerals Inc.
Notes to Condensed Iterim Consolidated Financial Statements
For the three and nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

10	Exploration and evaluation assets

In 2006, the Company through its 100% owned subsidiary Nautilus Minerals Niugini Ltd acquired a 100% interest in certain PNG subsea exploration licenses by issuing common shares with an estimated historical fair value of $12,213,367 to Barrick Gold Inc., following its acquisition on of Placer Dome.

Following the grant of the mining lease (ML154) for the Solwara 1 deposit on January 13, 2011 the Company determined that an economic benefit was more likely than not to be recovered from the Solwara 1 deposit and, accordingly, commenced capitalizing exploration and evaluation costs associated with the Solwara 1 deposit from that point forward.

	September 30,	December 31,
	2015	2014
	$	$

Opening balance	41,735,818	43,448,448

Engineering services	738,815	735,650
Environmental consulting	508,036	230,302
Project management and oversight	2,396,360	2,220,764
Geological services and field expenses	270,900	32,400
Mineral property fees	-	28,371
Disposal to joint venture	-	(4,960,117)
	3,914,111	(1,712,630)

Closing balance	45,649,929	41,735,818

The disposal amount of $4,960,117 for the year ended December 31, 2014 represents the recovery, under the terms of the PNG Equity Agreement, of 15% of the costs, as defined, previously capitalised to the Solwara 1 project that are attributable to the State Nominee.

Although the Company has taken steps to verify title to exploration and evaluation assets in which it has an interest, these procedures do not guarantee a clear title. Property title may be subject to unregistered prior agreements and regulatory requirements. The Company is not aware of any disputed claim of title.

Nautilus Minerals Inc.
Notes to Condensed Iterim Consolidated Financial Statements
For the three and nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

11	Equity

a)	Common share issues

Gross proceeds of C$9,600 were received from the exercise of 40,000 loan shares at a price of C$0.24 per common share during the nine months ended September 30, 2015.

Outstanding share options

		Weighted
		average
		exercise
	Share options	price
		C$

At January 1, 2014	4,075,000	0.88

Granted	2,250,000	0.53
Expired	(500,000)	2.91
Forfeited	(800,000)	1.07
Exercised	(80,000)	0.22

At December 31, 2014	4,945,000	0.50

Granted	1,800,000	0.45

At September 30, 2015	6,745,000	0.49

Information relating to share options outstanding at September 30, 2015 is as follows:

					Weighted
			Weighted	Weighted	average
			average	average	remaining
			exercise price	exercise price	life of
	Outstanding	Vested stock	of outstanding	of vested	outstanding
Price range	share options	options	options	options	options
C$			C$	C$	(months)

0.00 – 0.99	6,520,000	2,820,000	0.47	0.49	18.8
1.00 – 1.99	225,000	225,000	1.01	1.01	6.3

	6,745,000	3,045,000	0.49	0.53	18.4

Nautilus Minerals Inc.
Notes to Condensed Iterim Consolidated Financial Statements
For the three and nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

Outstanding loan shares

		Weighted
		average
		exercise
	Loan shares	price
		C$

At January 1, 2014	6,875,000	0.56

Granted	5,450,000	0.57
Forfeited	(800,000)	0.53
Expired	(200,000)	2.91

At December 31, 2014	11,325,000	0.52

Granted	400,000	0.45
Exercised	(40,000)	0.24

At September 30, 2015	11,685,000	0.52

Information relating to loan shares outstanding at September 30, 2015 is as follows:

					Weighted
			Weighted	Weighted	average
			average	average	remaining
	Outstanding		exercise price	exercise price	life of
	share loan	Vested loan	of outstanding	of vested	outstanding
Price range	shares	shares	loan shares	loan shares	loan shares
C$			C$	C$	(months)

0.00 – 0.99	10,010,000	4,100,000	0.44	0.45	16.4
1.00 – 1.99	1,675,000	-	1.01	-	6.3

	11,685,000	4,100,000	0.52	0.45	14.9

Nautilus Minerals Inc.
Notes to Condensed Iterim Consolidated Financial Statements
For the three and nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

The fair value of the share options and loan shares granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Options	Options
	granted in	granted in
	2015	2014
Expected dividend yield	Nil	Nil
Expected stock price volatility	104.04%	111.28%
Risk-free interest rate	0.58%	1.13%
Expected life of options in years	3.00	2.83

The weighted average fair value of the options granted was C$0.45 (2014 – C$0.53) .

	Loan shares	Loan shares
	granted in	granted in
	2015	2014
Expected dividend yield	Nil	Nil
Expected stock price volatility	104.04%	111.28%
Risk-free interest rate	0.58%	1.13%
Expected life of loan shares in years	3.00	2.83

The weighted average fair value of the loan shares granted was C$0.45 (2014 – C$0.57) .

The Black-Scholes pricing models used to price options and loan shares require the input of highly subjective assumptions including the estimate of the share price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate.

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30	September 30	September 30	September 30
	2015	2014	2015	2014
	$	$	$	$
General and administration	31,209	-	49,522	-
Geological services and field expenses	3,110,274	37,851	5,587,638	85,677
Mineral property fees	49,718	52,525	102,865	232,001
Professional services	115,904	209,175	356,175	328,983
Travel	100,973	49,737	283,677	67,816
Wages and salaries	494,686	432,119	1,360,156	1,099,933
Total Exploration Expenditures	3,902,764	781,407	7,740,033	1,814,410

12	Exploration Expenditures

In accordance with our policy on exploration and evaluation assets, all exploration expenditure incurred for the Solwara 1 project is capitalised to exploration and evaluation assets, with all other exploration expenditure expensed to the Statement of Loss.

Nautilus Minerals Inc.
Notes to Condensed Iterim Consolidated Financial Statements
For the three and nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

In order to maintain the exploration leases, licenses and permits in which the Company is involved, the Company is expected to fulfil the minimum annual expenditure conditions under which the tenements are granted. These obligations may be varied from time to time, subject to approval, and are expected to be fulfilled in the normal course of operations of the Company. The exploration commitments are based on those exploration tenements that have been granted and may increase or decrease depending on whether additional applications are granted, relinquished or form joint ventures in the future. Based on tenements granted at September 30, 2015, total rental commitments are $1.0 million and total expenditure commitments are $31.2 million over the life of the licenses, which in the majority of cases extend to a maximum of two years, with the exception of the CCZ tenements where expenditure commitments extend to 5 years.

13	General and Administration Expenditures

	ended	ended	ended	ended
	September 30	September 30	September 30	September 30
	2015	2014	2015	2014
	$	$	$	$
Office and general	645,717	858,416	2,129,765	2,227,241
Professional services	652,880	104,852	2,068,582	701,800
Salary and wages	1,146,218	1,130,242	3,249,792	3,047,027
Shareholder related costs	116,049	108,760	406,741	411,106
Travel	94,776	266,613	547,805	710,373
Depreciation	70,471	337,647	726,019	913,101
Total General & Administration Expenditures	2,726,111	2,806,530	9,128,704	8,010,648

14	Related party transactions

Protection Group International Ltd, trading as PGI Strontium Ltd (“PGI”) is a company based in the United Kingdom which provides integrated, intelligence-led risk management solutions with respect to the protection of assets. PGI is a privately owned company of which 51% is owned by United Engineering Services, a wholly owned subsidiary of MB Holding Company LLC, one of the Company’s major shareholders. PGI provided risk assessment and training related services to the Company in the normal course of business and on an arm’s length basis. For the 9 months ended September 30, 2015 the Company incurred costs of $1,005,755 (2014 – nil) for services provided by PGI.

Nautilus Minerals Inc.
Notes to Condensed Iterim Consolidated Financial Statements
For the three and nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

15	Contingencies and Commitments

a)	Non-cancellable commitments

September 30
2015
$
Non-cancellable commitments
Not later than 1 year	1,082,969
Later than 1 year and not later than 2 years	646,118
Later than 2 years and not later than 3 years	517,185
Later than 3 years and not later than 4 years	73,155,835
Later than 4 years and not later than 5 years	73,155,835
Later than 5 years	217,915,950

Total Commitments	366,473,892

The non-cancellable commitments as at September 30, 2015 include the payments to be made under the charter party arrangement with Marine Assets Corporation for the Production Support Vessel with a commencement date no later than January 1, 2018.

b)	Cancellable commitments

In order to maintain the exploration leases, licenses and permits in which the Company is involved, the Company is committed to fulfil the minimum annual expenditure conditions under which the tenements are granted. These obligations may be varied from time to time, subject to approval, and are expected to be fulfilled in the normal course of operations of the Company. The exploration commitments are based on those exploration tenements that have been granted and may increase if applications are granted in the future.

The Company has entered into various contracts for the design and build of the seafloor production system. As at September 30, 2015, the committed value of the contracts is $52.8 million. The committed value of $52.8 million reflects ongoing milestone payments for continuing contracts. The contracts are cancellable by the Company at any time, however, in the event of cancellation, the Company is liable for any costs incurred up to that point, with an estimate of costs for terminated contracts included in the accrued costs at period end. No other penalties or cancellation fees are payable under these contracts.

16	Financial risk management

The Company’s activities expose it to a variety of financial risks: foreign exchange risk, credit risk and liquidity risk. The Company’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Company’s financial performance.

Risk management is carried out under policies approved by the board of directors. The board provides written principles for overall risk management, as well as written policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk and investment of excess liquidity.

Nautilus Minerals Inc.
Notes to Condensed Iterim Consolidated Financial Statements
For the three and nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

a)	Capital Management

The Company’s objectives in the managing of the liquidity and capital are to safeguard the Company’s ability to continue as a going concern and provide financial capacity to meet its strategic objectives. The capital structure of the Company consists of equity attributable to common shareholders, comprising of issue share capital, contributed surplus and deficit.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets to facilitate the management of its capital requirements. The Company prepares annual expenditure budgets that are updated as necessary depending upon various factors, including successful capital deployment and general industry conditions. The annual and updated budgets are approved by the Board of Directors. As at September 30, 2015 the Company does not have any long-term debt and is not subject to any externally imposed capital requirements. The Company has sufficient funds to meet its current operating and exploration and development obligations.

b)	Foreign exchange risk

The Company’s operations are located in several different countries, including Canada, Australia, PNG, Tonga, Solomon Islands, Fiji and New Zealand and require equipment to be purchased from several different countries. Nautilus has entered into key contracts in United States dollars, British pounds sterling and euros. Future profitability could be affected by fluctuations in foreign currencies. The Company has not entered into any foreign currency contracts or other derivatives to establish a foreign currency protection program but may consider such actions in the future.

Foreign exchange risk is mitigated by the Company maintaining its cash and cash equivalents in a “basket” of currencies that reflect its current and expected cash outflows. As at September 30, 2015 the Company held its cash and cash equivalents in the following currencies:

Currency	% of total cash in
Denomination	US$ terms held
USD	78
GBP	14
CAD	2
AUD	2
EUR	4
100

c)	Credit Risk

The company places its cash and cash equivalents only with banks with an S&P credit rating of A+ or better. Our maximum exposure to credit risk at reporting date is the carrying value of cash and cash equivalents and other receivables.

Nautilus Minerals Inc.
Notes to Condensed Iterim Consolidated Financial Statements
For the three and nine months ended September 30, 2015 and 2014
(expressed in US Dollars)
(Unaudited)

d)	Liquidity Risk

The Company manages liquidity by maintaining adequate cash and short-term investment balances. In addition, the Company regularly monitors and reviews both actual and forecasted cash flows. The exposure of the Company to liquidity risk is considered to be minimal.